Exhibit 12.

                              MOBIL CORPORATION
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                (In millions)

                                                                         Six
                                                                         Months
                                                                         Ended
                                      Year Ended December 31,           June 30,
                            ------------------------------------------  --------
                             1994      1995    1996     1997     1998     1999
                            ------    ------  ------   ------   ------   ------

Income Before Change in
  Accounting Principle .... $1,759    $2,376  $2,964   $3,272   $1,704   $1,213
Add:
Income taxes ..............  1,919     2,015   3,147    3,093    1,356      514
Portion of rents
  representative of
  interest factor .........    340       368     376      346      317      159
Interest and debt
  discount expense ........    461       467     455      428      451      159
Earnings (greater) less
  than distributions from
  equity affiliates........    (40)      (51)    153      (59)     329       (6)
                            ------    ------   ------  ------   ------   ------

Income as Adjusted ........ $4,439    $5,175  $7,095   $7,080   $4,157   $2,039
                            ======    ======  ======   ======   ======   ======
Fixed Charges:
Interest and debt
  discount expense ........ $  461    $  467  $  455   $  428   $  451   $  159
Capitalized interest ......     37        47      78      101       74       60
Portion of rents
  representative of
  interest factor .........    340       368     376      346      317      159
                            ------    ------  ------   ------   ------   ------
Total Fixed Charges ....... $  838    $  882  $  909   $  875   $  842   $  378
                            ======    ======  ======   ======   ======   ======
Ratio of Earnings to
  Fixed Charges ...........    5.3       5.9     7.8      8.1      4.9      5.4
                            ======    ======  ======   ======   ======   ======


Note:

  For the years ended December 31, 1994, 1995, 1996, 1997 and 1998 and the six months ended June 30, 1999, Fixed Charges exclude $37 million, $28 million, $24 million, $29 million, $25 million and $16 million, respectively, of interest expense attributable to debt issued by the Mobil Oil Corporation Employee Stock Ownership Plan Trust and guaranteed by Mobil.



MOBIL                               - 25 -

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